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                                                                    EXHIBIT 2.6


                               AMENDMENT NO. 1
                                      TO
                         AGREEMENT AND PLAN OF MERGER



         This Amendment No. 1 to Agreement and Plan of Merger (this "Amendment No. 1") is entered into as of May 19, 1995, by and among PHARMACY MANAGEMENT SERVICES, INC. (the "Company"), a Florida corporation, BEVERLY ENTERPRISES, INC. ("Parent"), a Delaware corporation, and BEVERLY ACQUISITION CORPORATION ("Acquisition"), a Delaware corporation and a wholly owned subsidiary of Parent.

         WHEREAS, the Company, Parent, and Acquisition on December 26, 1994 entered into that certain Agreement and Plan of Merger (the "Agreement") pursuant to which they agreed that, at the Effective Time (as defined in the Agreement), the Company would be merged with and into Acquisition pursuant to and in accordance with the Agreement, the Florida Business Corporation Act, and the Delaware General Corporation Law in a transaction in which Acquisition would be the surviving corporation and all outstanding shares of the Company's common stock would be converted into shares of Parent's common stock, as provided in the Agreement; and

         WHEREAS, the parties desire that the transactions contemplated by the Agreement be modified so that the Company will be merged directly into Parent (instead of Acquisition) and that all of Acquisition's rights and liabilities under the Agreement are assigned to, and assumed by, Parent; and

         WHEREAS, the parties no longer intend that the Merger (as defined in the Agreement) qualify for financial and accounting purposes as a "pooling of interests"; and

         WHEREAS, the parties, being duly authorized hereunto by their respective Boards of Directors, desire to enter into this Amendment No. 1 to reflect the foregoing, and for other purposes as hereinafter set forth;

         NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, and agreements contained in this Amendment No. 1, Parent, Acquisition and the Company agree as follows:

1. Definitions in this Amendment No. 1. Capitalized terms used in this Amendment No. 1 and not otherwise defined in it shall have the meanings ascribed to such terms in the Agreement (as modified by this Amendment No. 1), and the definitions of such terms in the Agreement are incorporated by reference in this Amendment No. 1.

2. Assignment of Rights and Liabilities of Acquisition to Parent; References to "Purchaser" to Mean "Parent." Pursuant to and in accordance with
Section 3.17 of the Agreement, and with the consent and approval of Parent and the Company, Acquisition assigns, sets over, transfers and delivers to Parent all its rights, title and interest in and to, and Parent assumes all liabilities and obligations of Acquisition under and in connection with, the Agreement. Parent accepts such assignment and assumes all such liabilities and obligations. In furtherance of the foregoing assignment and assumption, all references to the term "Purchaser" in the Agreement shall
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hereafter be intended to and shall mean "Parent," which is Beverly Enterprises,
Inc., a Delaware corporation, and into which the Company shall be merged in accordance with the provisions of the Agreement. Accordingly, wherever in the Agreement references are made to Purchaser, including but not limited to the term "Purchaser's," to phrases such as "Parent and Purchaser," "Parent or Purchaser," "Parent, Purchaser, and," and words and phrases of similar usage indicating that the particular provision is intended to be applicable either solely to Purchaser, or to either Parent or Purchaser or to both Parent and Purchaser, such references are hereby amended in all cases to refer solely to Parent, the word "Purchaser" shall be deleted therefrom, and where necessary to make clear that the provisions are intended to refer to Parent, the word "Parent" shall be inserted in place of the word "Purchaser." To assure that the meaning and context of such provisions shall be applicable only to Parent,
(a) all superfluous words and phrases in the Agreement resulting from such modifications, including but not limited to the words "and," "or," "their," and "their respective" shall be deleted and disregarded for all purposes, together with all resulting unnecessary or inappropriate punctuation marks relating to or used in connection with such superfluous words or phrases, (b) the plural usage of words shall be made singular, and (c) subject-verb agreements shall be modified from the plural to the singular number, wherever appropriate.

3. Recitals. Paragraph "B" of the Recitals in the Agreement is deleted in its entirety and is hereby replaced by a new paragraph "B," to be inserted in its place, to read as follows:

                 "B. For federal income tax purposes, the parties intend that the merger provided for in this Agreement will qualify as a reorganization within the meaning of section 368 of the Internal Revenue Code of 1986, as amended."

4. Articles of Merger. The form of Articles of Merger attached to the Agreement as Exhibit "A" is deleted in its entirety, and the form of Articles of Merger attached to this Amendment No. 1 as Exhibit "A-1" shall be used in place thereof and is incorporated herein by reference. All references in the Agreement to the Articles of Merger shall be deemed hereafter to refer solely to Exhibit "A-1."

5. Certificate of Merger. The form of Certificate of Merger attached to the Agreement as Exhibit "B" is deleted in its entirety, and the form of Certificate of Merger attached to this Amendment No. 1 as Exhibit "B-1" shall be used in place thereof and is incorporated herein by reference. All references int he Agreement to the Certificate of Merger shall be deemed hereafter to refer solely to Exhibit "B-1."

6.       Affiliate Agreements.    The form of Affiliate Agreement attached as
Exhibit "C" to the Agreement is deleted in its entirety, and the form of Affiliate Agreement attached to this Amendment No. 1 as Exhibit "C-1" shall be used in place thereof and is incorporated herein by reference. All references in the Agreement to the Affiliate Agreement shall be deemed hereafter to refer solely to Exhibit "C-1."





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7.      Definitions.  Section 1.1 of the Agreement is amended as follows:

         (a)  The following definitions are deleted from Section 1.1 of the
Agreement: "Purchaser"; "Purchaser Shares," "Proxy Statement," and "Special Meeting."

         (b)  The following new definitions are added to Section 1.1 of the
Agreement:

                 "'Consent Solicitation' means the solicitation by the Company of written consents from its shareholders in accordance with the Florida Corporation Law for the purpose of voting on a proposal to approve the Merger, this Agreement, the Plan of Merger, and the related transactions contemplated by this Agreement."

                 "'Consent Solicitation Statement' means the prospectus/consent solicitation statement constituting part of the Merger Registration Statement and to be distributed to shareholders of the Company in connection with the Consent Solicitation, and includes all amendments and supplements to it."

         (c) The words "or before" are inserted immediately preceding the words "the fifth business day" that appear in the definition of "Closing Date."


         (d) The definitions of "Merger," "Plan of Merger," and "Surviving Corporation" are amended entirely to read as follows:

                 "'Merger' means the merger of the Company with and into Parent that is contemplated by this Agreement."

                 "'Plan of Merger' means the plan of merger of the Company with and into Parent that is set forth in Article I of the Articles of Merger."

                  '"Surviving Corporation" means, following the Merger, Parent or any affiliate, successor, or subsidiary of Parent into which it is merged, combined, or liquidated at any time on or after the Effective Time."

8. References to "Special Meeting" and "Proxy Statement" to Mean "Consent Solicitation" and "Consent Solicitation Statement." In each place in the Agreement where the term "Proxy Statement" appears, that term shall be and is hereby deleted, and shall be replaced by the term "Consent Solicitation Statement." In each place in the Agreement where the term "Special Meeting" appears, that term shall be and is hereby deleted, and shall be replaced by the term "Consent Solicitation."

9. Section 2.1. Section 2.1 of the Agreement is deleted in its entirety, and is hereby replaced by a new Section 2.1, to read as follows:





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                 "2.1     Plan of Merger.  Subject to the terms and conditions
         of this Agreement, and in accordance wit the DGCL and Florida Corporation Law, the Company shall be merged with and into Parent pursuant to the Plan of Merger. Parent will be the surviving corporation in the Merger, and the separate corporate existence of the Company will cease as a result of the Merger. The Merger will have the effects provided in the DGCL and Florida Corporation Law."

10.      Section 3.3.  Section 3.3 of the Agreement is deleted.

11. Shareholder Approval. Section 3.6 of the Agreement is deleted in its entirety, and is hereby replaced by a new Section 3.6 to be inserted in its place, to read as follows:

         "3.6    Shareholder Approval.  The Company shall commence as soon as practicable after the SEC declares the Merger Registration Statement effective a Consent Solicitation in accordance with Florida Corporation Law for the purpose of obtaining written consents from the Company's shareholders approving the Merger, this Agreement, the Plan of Merger, and the other matters contemplated by this Agreement and, through its Board of Directors and subject to the fiduciary obligations of the Board of Directors under applicable law, shall recommend that its shareholders approve the Merger and this Agreement and use its best efforts to solicit the requisite written consents of its shareholders, including promptly mailing the Consent Solicitation Statement to its shareholders. The Company shall not mail the Consent Solicitation Statement to its shareholders, however, until (a) the outstanding shares of the Preferred Stock have been converted into Company Shares pursuant to the terms of the Company's articles of incorporation; (b) the Company has received an opinion of Smith Barney Inc. dated the Execution Date and reaffirmed as of a date within five days of the date of the Consent Solicitation Statement to the effect that, as of its date, the consideration to be received by the Company's shareholders pursuant to the Merger is fair to them from a financial point of view; (c) Parent has received from Coopers & Lybrand LLP, independent public accountants for the Company, a "comfort" letter dated as of the date of the Consent Solicitation Statement, in form and substance reasonably satisfactory to Parent, as to the procedures undertaken by them with respect to the financial statements of the Company and its subsidiaries that are included or incorporated in the Consent Solicitation Statement and the other matters contemplated by the AICPA Statement and customarily included in comfort letters relating to transactions similar to the Merger; (d) Parent and its counsel must have received from the Company a certificate in substantially the form of Exhibit "G" addressed to Parent and its counsel; and (e) Parent and its counsel must have received from each of (i) Cecil S. Harrell, individually and as settlor and co-trustee of the Cecil S. Harrell Revocable Trust, u/a/d October 1, 1990, as amended and restated, and (ii) James N. Harrell, individually and as settlor and trustee of the James N. Harrell Revocable Trust, u/a/d June 15, 1990, as amended and restated, a certificate in substantially the form of Exhibit "H" addressed to Parent and its counsel. Parent shall vote in favor of approval of the Merger, this Agreement, the Plan of Merger, and the other matters contemplated by





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         this Agreement all Company Shares that it beneficially owns or then has the right or power to vote with respect to the Merger pursuant to a proxy or shareholder voting agreement."

12.      Section 3.11.   The second paragraph of Section 3.11 of the Agreement
is modified in its entirety, to read as follows:

                 "Effective as of the Closing Date or as soon as reasonably practicable thereafter, Parent and the Company will cause the PMSI Profit Sharing and Retirement Savings Plan and Trust to be merged into Parent's retirement savings plan and trust in accordance with Section 414(l) of the Code and Section 208 of ERISA. On or before the Closing Date, (a) the Company shall amend the PMSI Profit Sharing and Retirement Savings Plan to provide that the account balances of all participants in that plan shall become 100% vested and nonforfeitable, and (b) Parent shall amend its retirement savings plan and trust to provide that: (i) all "Section 411(d)(6) protected benefits" within the meaning of Treasury Regulation Section 1.411(d)-4 shall be preserved for all former participants of the PMSI Profit Sharing and Retirement Savings Plan and Trust and (ii) all employees of the Company and its subsidiaries who are employed by Parent or any of its subsidiaries shall be credited with all years of service with the Company and its subsidiaries for purposes of eligibility and vesting under Parent's retirement savings plan and trust. Parent shall assume all the responsibilities and liabilities of the Company and its subsidiaries for COBRA continuation health care coverage after the Effective Time.


13.      Section 3.13.  (a) The first sentence of the second paragraph of
Section 3.13 of the Agreement is amended entirely to read as follows:

         "Parent shall deliver to the Company within 20 business days after the record date for the Consent Solicitation a list of the names and addresses of those persons who Parent considers to be, on the record date for the Consent Solicitation, "affiliates" of Parent for purposes of SEC Rule 145 under the Securities Act."

         (b) The penultimate sentence of the second paragraph of Section 3.13 of the Agreement is amended entirely to read as follows:

         "If any 'affiliate' identified in Parent's list beneficially owns any Company Shares, Parent shall use its best efforts to cause that person to deliver to Parent and the Company before the Closing Date a written agreement in substantially the form of Exhibit 'C-1,' providing that the person agrees not to sell, pledge, transfer, or otherwise dispose of the Parent Shares to be received in the Merger, except in compliance with the Securities Act."

14.      Section 3.17.  Section 3.17 of the Agreement is deleted.

15. Section 4.4. Clause (i) of Section 4.4 of the Agreement is deleted in its entirety.





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16.      Section 4.5.  Section 4.5 of the Agreement is amended as follows:

         (a) Clause (d) of Section 4.5 is amended entirely to read as follows:

         "(d) Smith Barney Inc. must have reaffirmed as of a date within five days of the date of the Consent Solicitation Statement its written opinion to the effect that, as of such date the consideration to be received by the holders of Company Shares in the Merger is fair to them from a financial point of view and that opinion must not have been revoked or withdrawn."

         (b) Clause (f) of Section 4.5 is amended entirely to read as follows:

         "(f)    The Company must have received from each of Giroir & Gregory,
         Professional Association, Parent's legal counsel, on the Closing Date, and from Caplin and Drysdale, Chartered, Parent's special tax counsel, within 15 business days after the effective date of the Merger Registration Statement and on the Closing Date, a favorable written opinion, dated as of the date it is delivered, and reasonably satisfactory in form and substance to the Company, to the effect that for federal income tax purposes: (i) the Merger will qualify as a "reorganization" under section 368(a)(1)(A) of the Code; (ii) no gain or loss will be recognized by the Company's shareholders as a result of the Merger, to the extent that they exchange their Company Shares for Parent Shares pursuant to the Plan of Merger; and (iii) the bases and holding periods of Parent Shares issued in exchange and substitution for Company Shares pursuant to the Merger will be the same as the bases and holding periods of the Company Shares exchanged for those Parent Shares;

17. Section 5.10. The last sentence of Section 5.10 of the Agreement is deleted in its entirety.

18. Article VI. The prefatory sentence of Article VI of the Agreement is amended entirely to read as follows: "Parent represents and warrants to the Company the following:"

19.      Section 6.1.  Section 6.1 of the Agremeent is amended as follows:

         (a) The first sentence of Section 6.1 is amended entirely to read as follows:

         "Parent is a corporation duly incorporated and validly existing in good standing under the laws of Delaware."

         (b) The penultimate sentence of Section 6.1 is deleted in its entirety.

20. Section 6.3. The second sentence of Section 6.3 of the Agreement is deleted in its entirety.

21. Section 6.4. The fourth sentence of Section 6.4 of the Agreement is modified entirely to read as follows:





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         "Parent previously furnished or made available to the Company copies of its Bylaws and Certificate of Incorporation, which are accurate and complete as of the Execution Date."

22. Section 7.2. Section 7.2 is amended to add the following sentence to the end of the section: "The parties may restate this Agreement in its entirety from time to time to reflect all amendments and modifications of the Agreement since the Execution Date."

23. Section 7.3. Clause (b) of Section 7.3 of the Agreement is hereby amended by deleting the date, "June 30, 1995" wherever it appears in the Section, and inserting in its place the date, "July 31, 1995."

24. Section 8.2. Section 8.2 of the Agreement is amended to delete the last sentence of the Section.

25. All Other Provisions of Agreement Unaffected. Except as expressly amended by this Amendment No. 1, each and all of the provisions of the Agreement shall remain unaffected by this Amendment No. 1, and shall continue unabated and in full force and effect without any diminution, modification, amendment or restriction whatsoever.

24. Board Approval. Each of Parent and the Company represents and warrants to the other that its execution, delivery, and performance of this Amendment No. 1 has been duly authorized by its Board of Directors, as required by section 7.2 of the Agreement.

25. Counterparts. This Amendment No. 1 may be executed in any number of counterparts, each of which will constitute an original document, and all of which, together, will consitute one and the same agreement.

         IN WITNESS WHEREOF, the parties have caused this Amendment No. 1 to Agreement and Plan of Merger to be executed and delivered to one another on and as of the date first written above.

                                             BEVERLY ENTERPRISES, INC.


                                             By: /s/ Robert D. Woltil (SEAL)
                                                Name: Robert D. Woltil
                                                Title: Executive Vice President
                                                       and Chief Financial
                                                       Officer

                                             PHARMACY MANAGEMENT
                                              SERVICES,  INC.


                                             By: /s/ David L. Redmond (SEAL)
                                                Name: David L. Redmond
                                                Title: Senior Vice President and
                                                       Chief Financial Officer





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                                             BEVERLY ACQUISITION CORPORATION


                                             By: /s/ Robert D. Woltil (SEAL)
                                                Name: Robert D. Woltil
                                                Title: Executive Vice President
                                                       Chief Executive Officer





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